Solar Capital Ltd. Announces Quarter Ended March 31, 2016 Financial Results; Net Asset Value Increase of 1.4%; Declares Quarterly Distribution of $0.40 per Share for Q2, 2016

NEW YORK, NY -- (Marketwired - May 03, 2016) - Solar Capital Ltd. (NASDAQ: SLRC) (the "Company" or "Solar Capital") today reported net investment income of $16.9 million, or $0.40 per share for the quarter ended March 31, 2016.

At March 31, 2016, net asset value (NAV) grew to $21.08 per share. The 1.4% increase in NAV from the prior quarter resulted from unrealized appreciation due to a combination of a positive mark-to-market technical impact on investment fair values as well as the fundamental improvement of a few specific credits. At the end of the first quarter, the investment portfolio, on a cost basis, remained over 99% performing. At March 31, the fair value of the Company's Comprehensive Investment Portfolio* was $1.55 billion.

Also on May 3, 2016, the Company's Board of Directors declared a second quarter distribution of $0.40 per share payable on July 1, 2016 to stockholders of record on June 23, 2016. The specific tax characteristics will be reported to stockholders on Form 1099 after the end of the calendar year.

HIGHLIGHTS:

At March 31, 2016:
Comprehensive Investment portfolio* fair value: $1.55 billion
Number of portfolio companies*: 81
Net assets: $890.6 million
Net asset value per share: $21.08

Portfolio Activity** for the Quarter Ended March 31, 2016:
Investments made during the quarter: $42.8 million
Investments prepaid and sold during the quarter: $30.8 million

Operating Results for the Quarter Ended March 31, 2016:
Net investment income: $16.9 million
Net realized and unrealized gain: $11.3 million
Net increase in net assets from operations: $28.2 million
Net investment income per share: $0.40

* The Comprehensive Investment Portfolio, including number of portfolio companies, is comprised of Solar Capital Ltd.'s investment portfolio, Crystal Financial's full portfolio, and the senior secured loans held by the Senior Secured Unitranche Loan Program ("SSLP") attributable to the Company (and excludes the fair value of the equity interests in Crystal Financial and the SSLP).
** Includes investment activity through the SSLP attributable to the Company.

"In a quarter of muted middle market sponsor activity, our differentiated and diversified origination engines through the Crystal Financial and life science lending platforms, enabled us to make solid progress in Q1 while the credit quality of our overall portfolio remained strong," said Michael Gross, Chairman and CEO of Solar Capital Ltd. "After the close of Q1, Solar Capital completed the purchase of a diversified portfolio of approximately $74 million of life science loans. Given the mid-teens expected yield to maturity of the acquired portfolio, this transaction, which was offered to Solar Capital on an exclusive basis, is expected to contribute just under $0.02 per share in net investment income in Q2 and approximately $0.03 per share in Q3. This strategic investment puts us on a solid path in 2016 to increase quarterly net investment income beyond the $0.40 in quarterly distributions."

Conference Call and Webcast

The Company will host an earnings conference call and audio webcast at 10:00 a.m. (Eastern Time) on Wednesday, May 4, 2016. All interested parties may participate in the conference call by dialing (877) 726-5936 approximately 5-10 minutes prior to the call, international callers should dial (530) 379-4671. Participants should reference Solar Capital Ltd. and the participant passcode of 78981705 when prompted. A telephone replay will be available until May 18, 2016 and can be accessed by dialing (855) 859-2056 and using the passcode 78981705. International callers should dial (404) 537-3406. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through Solar Capital's website, www.solarcapltd.com. To listen to the webcast, please go to the Company's website prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay of the webcast will be available soon after the call.

Portfolio and Investment Activity

Investment Activity

During the three months ended March 31, 2016, Solar Capital, including its ownership of SSLP, had gross originations of $42.8 million across three new and three existing portfolio companies. Investments sold or prepaid during the quarter ended March 31, 2016 totaled approximately $30.8 million.

Portfolio Composition

At March 31, 2016, the weighted average yield on our income-producing investments, inclusive of our equity interests in Crystal Financial and SSLP, was 10.3%, measured at fair value, and 10.1%, measured at amortized cost. As of March 31, 2016, we had one issuer on non-accrual status, representing 0.6% of the cost of the investment portfolio.

Our Comprehensive Investment Portfolio composition at March 31, 2016 was as follows:

----------------------------------------------------------------------------
Comprehensive Portfolio Composition, measured at     Amount
fair value:                                          ($mm)           %
----------------------------------------------------------------------------
Senior secured loans - excluding Life Science        $712.0        46.1%
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Senior secured loans - Life Science                  $136.0         8.8%
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Senior secured loans in SSLP, attributable to                       5.2%
Solar Capital                                        $80.4
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Senior secured loans in Crystal Financial            $502.2        32.5%
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Total Senior Secured Loans                          $1,430.6       92.6%
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Unsecured Securities                                 $72.9          4.7%
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Equity and equity-like securities, excluding
Crystal Financial and SSLP Membership Interests      $42.4          2.7%
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Total Comprehensive Investment Portfolio            $1,545.9       100.0%
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Floating Rate Investments as % of the
Comprehensive Portfolio                             $1,399.2       92.0%
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The Comprehensive Portfolio is diversified across 81 unique issuers across 37 distinct industry classifications and with an average exposure of $19.1 million or 1.2% per position.

Crystal Financial

At March 31, 2016, Crystal Financial's $502.2 million funded portfolio consisted of senior secured loans from 29 issuers with an average exposure of $17.3 million. All of the commitments at Crystal Financial are floating-rate, senior-secured loans. For the quarter ended March 31, 2016, Crystal Financial invested approximately $59.7 million and had investments repaid or sold of approximately $22.6 million. For the quarter ended March 31, 2016, Crystal distributed $7.9 million to Solar Capital, resulting in an annualized distribution yield, at cost, of approximately 11.5%, consistent with the prior quarter.

Senior Secured Unitranche Loan Program

As of March 31, 2016, the Company and Voya had contributed combined equity capital in the amount of $93.2 million to SSLP.

As of March 31, 2016, SSLP's portfolio consisted of floating rate senior secured loans to 4 different borrowers. During the quarter, SSLP had a ~$1.0 million follow-on investment. Investments repaid totaled $0.2 million during the same period. At March 31, 2016, the weighted average yield of SSLP's portfolio was 8.1%, measured at fair value and 7.9%, measured at cost.

Life Science Lending Platform

The fair value of the life science first lien senior secured portfolio was $136.0 million at March 31, 2016, consisting of first lien loans to eleven different borrowers with an average investment of $12.4 million. At March 31, 2016, the weighted average yield of the life science loan portfolio, excluding the impact of any success fees and warrants, was 10.8% measured at fair value and 10.5% measured at cost. During the first quarter of 2016, the life science lending platform originated $17.2 million of investments and had no repayments.

Subsequent to the end of the quarter, Solar Capital completed the purchase of Capital One's Healthcare Life Science Finance portfolio which Capital One had acquired from GE Capital in 2015. The approximately $74 million par value portfolio of senior secured first lien loans acquired by the Company is comprised of 14 issuers with an average outstanding loan balance of $5.3 million. Many of the loans were underwritten by members of our team while they were employed by GE Capital. Based upon the purchase price, we expect a mid-teens IRR on the acquired portfolio.

Pro forma for the acquisition, Solar Capital's life science first lien senior secured loan portfolio is approximately $210 million, at par value, diversified across 25 issuers, with an average outstanding loan balance of approximately $8.5 million.

Results of Operations for the Quarter Ended March 31, 2016 compared to the Quarter Ended March 31, 2015.

Investment Income

For the fiscal quarters ended March 31, 2016 and 2015, gross investment income totaled $34.0 million and $25.6 million, respectively. The increase in gross investment income from 2015 to 2016 was primarily due to a larger income producing portfolio.

Expenses

Net expenses totaled $17.1 million and $11.2 million, respectively, for the fiscal quarters ended March 31, 2016 and 2015. For the fiscal quarters ended March 31, 2016 and 2015, $0.8 million and $0.0 million, respectively, of performance based incentive fees were voluntarily waived by the Company's investment manager. The increase in expenses from 2015 to 2016 was primarily due to higher management fees, performance-based incentive fees and interest expense on a larger income producing investment portfolio.

Net Investment Income

The Company's net investment income totaled $16.9 million and $14.4 million, or $0.40 and $0.34, per average share, respectively, for the fiscal quarters ended March 31, 2016 and 2015.

Net Realized and Unrealized Loss

Net realized and unrealized gains (losses) for the fiscal quarters ended March 31, 2016 and 2015 totaled approximately $11.3 million and ($3.5) million, respectively. The net unrealized gain of $11.3 million for the quarter ended March 31, 2016 is primarily due to appreciation in the value of certain investments partially offset by depreciation on certain other investments.

Net Increase in Net Assets Resulting From Operations

For the fiscal quarters ended March 31, 2016 and 2015, the Company had a net increase in net assets resulting from operations of $28.2 million and $10.9 million, respectively. For the same periods, earnings per average share were $0.67 and $0.26, respectively.

Liquidity and Capital Resources

As of March 31, 2016, we had a total of $267.6 million of unused borrowing capacity under the Company's credit facility, subject to borrowing base limits.

Stock Repurchase Program

On October 7, 2015, the Company announced a share repurchase program to purchase common stock in the open market in an amount up to $30 million. Unless amended or extended by the Company's board of directors, the Company expects the repurchase program to be in place until the earlier of October 7, 2016 or until $30 million of the Company's outstanding shares of common stock have been repurchased.

During the three months ended March 31, 2016, the Company repurchased 216,237 shares at an average price of $15.76 per share, inclusive of commissions, representing a discount of approximately 25.2% of the NAV per share at March 31, 2016. These share repurchases increased NAV by $0.03 per share. The dollar amount of shares repurchased in this period totaled $3.4 million leaving a maximum of $26.6 million available for future program purchases.

Portfolio and Asset Quality

The Company puts its largest emphasis on risk control and credit performance. On a quarterly basis, or more frequently if deemed necessary, the Company formally rates each portfolio investment on a scale of one to four, with 1 representing the least amount of risk.

As of March 31, 2016, the composition of our portfolio, on a risk ratings basis, was as follows:

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       Internal Investment   Investments at Fair
             Rating                 Value         % of Total Portfolio
     ------------------------------------------------------------------
                1                   $32.9                 2.5%
     ------------------------------------------------------------------
                2                 $1,173.1                87.7%
     ------------------------------------------------------------------
                3                  $130.1                 9.7%
     ------------------------------------------------------------------
                4                   $1.8                  0.1%
     ------------------------------------------------------------------

Financial Statements and Tables

                             SOLAR CAPITAL LTD.
             CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
                    (in thousands, except share amounts)

                                                March 31,
                                                   2016        December 31,
                                               (unaudited)         2015
                                              -------------   -------------
Assets
Investments at fair value:
  Companies less than 5% owned (cost:
   $939,996 and $926,055, respectively)       $     905,703   $     886,788
  Companies 5% to 25% owned (cost: $8,511
   and $8,511, respectively)                            508           1,233
  Companies more than 25% owned (cost:
   $410,201 and $410,142, respectively)             431,641         424,570
                                              -------------   -------------

    Total investments (cost: $1,358,708 and
     $1,344,708, respectively)                    1,337,852       1,312,591
Cash                                                    716           2,587
Cash equivalents (cost: $269,971 and
 $274,983, respectively)                            269,971         274,983
Receivable for investments sold                      10,841          11,374
Dividends receivable                                  9,758           8,487
Interest receivable                                   8,168           6,408
Prepaid expenses and other assets                     1,329             874
                                              -------------   -------------

  Total assets                                $   1,638,635   $   1,617,304
                                              -------------   -------------

Liabilities
Revolving credit facilities                   $     222,400   $     207,900
Unsecured senior notes ($100,000 and
 $100,000 face amounts, respectively,
 reported net of unamortized debt issuance
 costs of $2,968 and $2,996, respectively)           97,032          97,004
Senior secured notes                                 75,000          75,000
Term loan                                            50,000          50,000
Distributions payable                                16,900          16,986
Payable for investments and cash equivalents
 purchased                                          272,449         274,983
Management fee payable                                6,748           6,523
Performance-based incentive fee payable               3,235           1,408
Administrative services expense payable                 234           2,324
Interest payable                                      3,093           1,665
Other liabilities and accrued expenses                  977             813
                                              -------------   -------------

  Total liabilities                           $     748,068   $     734,606
                                              -------------   -------------

Commitments and contingencies

Net Assets
Common stock, par value $0.01 per share,
 200,000,000 and 200,000,000 common shares
 authorized, respectively, and 42,248,525
 and 42,464,762 shares issued and
 outstanding, respectively                    $         422   $         425
Paid-in capital in excess of par                    990,586         993,991
Distributions in excess of net investment
 income                                             (15,577)        (15,592)
Accumulated net realized loss                       (64,008)        (64,009)
Net unrealized depreciation                         (20,856)        (32,117)
                                              -------------   -------------

  Total net assets                            $     890,567   $     882,698
                                              =============   =============

Net Asset Value Per Share                     $       21.08   $       20.79
                                              =============   =============

                             SOLAR CAPITAL LTD.
             CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
                    (in thousands, except share amounts)

                                                    Three months ended
                                                March 31,       March 31,
                                                   2016            2015
                                              -------------   -------------
INVESTMENT INCOME:
Interest:
  Companies less than 5% owned                $      23,597   $      16,323
  Companies more than 25% owned                         531             700
Dividends:
  Companies more than 25% owned                       9,886           8,477
Other income:
  Companies less than 5% owned                           --             125
  Companies more than 25% owned                          19               5
                                              -------------   -------------

    Total investment income                          34,033          25,630
                                              -------------   -------------

EXPENSES:
Management fees                                       6,748           5,865
Performance-based incentive fees                      4,030              --
Interest and other credit facility expenses           5,021           3,601
Administrative services expense                       1,319           1,039
Other general and administrative expenses               795             735
                                              -------------   -------------

    Total expenses                                   17,913          11,240
Performance-based incentive fees waived                (795)             --
                                              -------------   -------------

    Net expenses                                     17,118          11,240
                                              -------------   -------------

    Net investment income                     $      16,915   $      14,390
                                              -------------   -------------

REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS, CASH EQUIVALENTS, FOREIGN
 CURRENCIES AND DERIVATIVES:
Net realized gain (loss) on investments and
 cash equivalents:
  Companies less than 5% owned                $          --   $      (4,779)
  Companies 5% to 25% owned                              --          (1,050)
                                              -------------   -------------

    Net realized gain (loss) on investments
     and cash equivalents                                --          (5,829)
Net realized gain (loss) on foreign
 currencies and derivatives                               1              (3)
                                              -------------   -------------

    Net realized gain (loss)                              1          (5,832)
                                              -------------   -------------

Net change in unrealized gain (loss) on
 investments and cash equivalents                    11,260           2,368
Net change in unrealized gain (loss) on
 foreign currencies and derivatives                       1             (27)
                                              -------------   -------------

    Net change in unrealized gain (loss)             11,261           2,341
                                              -------------   -------------

      Net realized and unrealized gain
       (loss) on investments, cash
       equivalents, foreign currencies and
       derivatives                                   11,262          (3,491)
                                              -------------   -------------

NET INCREASE IN NET ASSETS RESULTING FROM
 OPERATIONS                                   $      28,177   $      10,899
                                              =============   =============

EARNINGS PER SHARE                            $        0.67   $        0.26
                                              =============   =============

About Solar Capital Ltd.

Solar Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans, unitranche loans, mezzanine loans, and equity securities.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements," which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

Contact
Solar Capital Ltd.
Investor Relations
(646) 308-8770